Exhibit 99.1




For Immediate Release                                           FORGENT NETWORKS

Press contact:  Caroline Langley          Investor contact:  Michael Noonan
512.437.2731                              512.437.2476
caroline_langley@forgent.com              michael_noonan@forgent.com


             Forgent Announces Record Revenue Growth for Fiscal 2003
                61% increase in revenue for the 2003 fiscal year


AUSTIN, Texas, Sep. 17, 2003-- Forgent(TM) Networks (Nasdaq: FORG), a leading provider of enterprise meeting automation software and services, today announced the results of the fiscal 2003 fourth quarter and year ending July 31, 2003, marking the sixth consecutive quarter of profitability. Highlights for the fiscal year include:

o Launched Forgent ALLIANCE(TM), a leading enterprise meeting automation software and services product that enables organizations to optimize their meeting environment
o Realized intellectual property licensing revenues totaling $48.9 million for the fiscal year
o    Succeeded in nearly doubling software revenues
o Attained $0.37 earnings per share for continuing operations for the 2003 fiscal year
o    Achieved profitability for the sixth consecutive quarter
o Grew cash reserves by over 25% since last fiscal year to approximately $25 million
o    Finalized the sale for the videoconferencing hardware services business

"We are very pleased with the performance of the company over the past year as we were able to increase software revenues, grow cash, reduce liabilities, and remain profitable. This was accomplished while we were releasing a new product during a time of continuing weakness in the enterprise software market," said Richard Snyder, chairman and CEO of Forgent. "The ongoing intellectual property program continues to provide positive contributions to our financial performance."

Fiscal Year Results
Revenue for the 2003 fiscal year increased by 61% to $53.9 million compared to $33.4 million for the 2002 fiscal year end, primarily due to intellectual property and software revenues. Gross margins increased by 74% to $25.6 million for the year ended July 31, 2003 compared to $14.7 million reported for the year ended July 31, 2002. Overall expenses declined by 19% to $16.0 million for fiscal 2003 compared to $19.8 million for fiscal 2002. Net income from continuing operations totaled $9.4 million or $0.37 per share for fiscal 2003 compared to a net loss from continuing operations of $3.2 million or $0.13 per share for fiscal 2002.

Fiscal Fourth Quarter Results
Revenue increased by 82% to $24.3 million for the fiscal fourth quarter compared to $13.4 million for the 2003 fiscal third quarter, reflecting strong intellectual property licensing. Gross margins improved to $11.7 million for the fiscal fourth quarter compared to $6.3 million for the 2003 fiscal third quarter. Overall expenses remained relatively flat at approximately $4.5 million. Net income from continuing operations increased by 327% to $7.1 million or $0.28 per share for the fourth fiscal quarter of 2003 compared to $1.7 million or $0.07 per share for the third fiscal quarter of 2003. Cash, cash equivalents and short-term investments increased by 75% at the end of the fourth quarter compared to the third fiscal quarter of 2003 to approximately $25 million.

Intellectual Property
The intellectual property program revenues improved by 57% to approximately $48.9 million for fiscal 2003 compared to $31.2 million for fiscal 2002, as a result of licensing Forgent's still-image compression technology, embodied in U.S. Patent No. 4,698,672 (`672 patent). Since the intellectual property program was initiated Forgent has garnered over $80 million in license revenue. The `672 patent program has a wide field of use including licensing opportunities with any digital still image device used to compress, store, manipulate, print or transmit digital still images. Forgent has noticed companies in such diverse

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geographies as Asia, Europe and North America. The company believes that through these efforts it will have additional licensing revenue in subsequent quarters, although predicting the timing and amounts is difficult.

Software
Software revenues improved by approximately 95% to $4.4 million for fiscal 2003 compared to $2.2 million for fiscal 2002. At the end of the 2003 fiscal year Forgent launched ALLIANCE(TM), the first enterprise meeting automation software that extends familiar, easy-to-use applications, Microsoft Outlook and Lotus Notes, with the ability to schedule and manage all aspects of a meeting, including scheduling attendees and facilities, requesting special services and launching rich media such as audio and video conferencing. The new software suite streamlines the existing scheduling process and can cut costs associated with meetings by as much as 50%.

Other Items
During the fourth quarter Forgent finalized the sale of its videoconferencing hardware services business, based in King of Prussia, PA, to GTG Holdings Corp., an affiliate of Gores Technology Group. As a result of this sale, Forgent reported its videoconferencing hardware services business as a discontinued operation and recorded a loss from discontinued operations of $3.0 million for the 2003 fiscal fourth quarter. The company reported total net income of $4.1 million or $0.16 per share, for the fourth fiscal quarter of 2003, compared to $1.7 million or $0.07 per share for the third fiscal quarter of 2003.

Conference Call and Webcast
Forgent will release actual results of the fiscal 2003 fourth quarter and year on Wed. Sep. 17, 2003, at 8 a.m. CT (9 a.m. ET). Forgent has scheduled a conference call with the investment community for Wed. Sep. 17, 2003, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook.

To participate, dial 800-884-5695 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 40412945. International callers should dial 617-786-2960 and use a pass code of 40412945. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent
Forgent(TM) Networks is a leading provider of enterprise meeting automation software and services that enable organizations to optimize their conferencing environment. Forgent's key software suite, FORGENT ALLIANCE, streamlines the planning and execution of meetings by providing one-stop scheduling of all resources needed for any meeting and automatically launches the communications media at the outset of the session. As a result, organizations recognize increased productivity and reduced administrative overhead associated with their current environment. For additional information visit www.forgent.com.

Safe Harbor
This release may include projections and other forward-looking statements that involve a number of risks and uncertainties and as such, actual results in future periods may differ materially from those currently expected or desired. Some of the factors that could cause actual results to differ materially include changes in the general economy and the technology industry, rapid changes in technology, sales cycle and product implementations, risks associated with transitioning to a new business model and the subsequent limited operating history, the possibility of new entrants into the collaboration management market, the possibility that the market for the sale of certain software and services may not develop as expected; that development of these software and services may not proceed as planned, risks associated with the company's license program, including risks of litigation involving intellectual property, patents and trademarks, acquisition integration, and the ability to consummate certain divestiture transactions. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                  Forgent Networks Consolidated Balance Sheets
                  (Amounts in thousands, except per share-data)

                                                                                                 JULY 31,
                                                                                     ----------------------------
                                                                                           2002           2003
                                                                                     -------------  -------------
                                                                                                     (Unaudited)

       ASSETS
       Current assets:
           Cash and equivalents                                                      $     17,237   $     21,201
           Short-term investments                                                           2,715          3,845
           Accounts receivable, net of allowance for doubtful
           accounts of $163 and $0 at July 31, 2002 and July
           31, 2003, respectively                                                           1,026          9,457
           Notes receivable, net of reserve of $967 and $639 at
           July 31, 2002 and July 31, 2003, respectively                                      189             74
           Inventories                                                                         26              -
           Prepaid expenses and other current assets                                          410            415
                                                                                     -------------  -------------
           Total current assets                                                            21,603         34,992

       Property and equipment, net                                                          3,011          2,158
       Intangible assets, net                                                               6,894          5,042
       Capitalized software                                                                 3,537          4,827
       Other assets                                                                           415            230
       Net assets from discontinued operations                                              7,118             --
                                                                                     -------------  -------------
                                                                                     $     42,578   $     47,249
                                                                                     =============  =============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       Current liabilities:
           Accounts payable                                                          $      3,734   $      3,178
           Accrued compensation and benefits                                                1,264            683
           Other accrued liabilities                                                        1,980          1,661
           Notes payable, current portion                                                     899            323
           Deferred revenue                                                                   440            281
                                                                                     -------------  -------------
             Total current liabilities                                                      8,317          6,126

           Long-term liabilities:
           Deferred revenue                                                                    --             59
           Other long-term obligations                                                      1,983          1,810
                                                                                     -------------  -------------
             Total long-term liabilities                                                    1,983          1,869

       Stockholders' equity:
        Preferred stock, $.01 par value; 10,000 authorized; none
           issued or outstanding                                                               --             --
        Common stock, $.01 par value; 40,000 authorized; 25,755
            and 26,172 shares issued, 24,880 and 24,588 shares
            outstanding at July 31, 2002 and July 31, 2003,
            respectively                                                                      257            261
         Treasury stock, 875 and 1,584 issued at July 31, 2002 and
             July 31, 2003                                                                 (2,857)        (4,231)
         Additional paid-in capital                                                       263,334        263,875
         Accumulated deficit                                                             (228,011)      (219,991)
         Unearned compensation                                                               (227)           (28)
         Accumulated other comprehensive income                                              (218)          (632)
                                                                                     -------------  -------------
              Total stockholders' equity                                                   32,278         39,254
                                                                                     -------------  -------------
                                                                                     $     42,578   $     47,249
                                                                                     =============  =============

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



             Forgent Networks Consolidated Statements of Operations
                  (Amounts in thousands, except per-share data)

                                                                     For the                        For the
                                                               Three Months Ended             Twelve Months Ended
                                                             July 31,      April 30,               July 31,
                                                               2003          2003             2003            2002
                                                           (Unaudited)     (Unaudited)    (Unaudited)


Revenues:
            Network software and services                     $    985      $   1,134         $   4,363     $    2,236
            Technology licensing                                23,317         12,150            48,935         31,150
            Other                                                    -             97               566              -
                                                          ------------- --------------  ---------------- --------------
               Total revenues                                   24,302         13,381            53,864         33,386
                                                          ------------- --------------  ---------------- --------------

Cost of sales:
            Network software and services                          920            945             3,338          4,057
            Technology licensing                                11,662          6,075            24,471         14,675
            Other                                                    -             77               497              -
                                                          ------------- --------------  ---------------- --------------
               Total cost of sales                              12,582          7,097            28,306         18,732
                                                          ------------- --------------  ---------------- --------------
            Gross margin                                        11,720          6,284            25,558         14,654
                                                          ------------- --------------  ---------------- --------------

Operating expense:
            Selling, general and administrative                  2,988          2,458            11,013          8,517
            Research and development                             1,085            901             3,869          3,210
            Asset impairment                                       428          1,211             1,140          8,030
                                                          ------------- --------------  ---------------- --------------
               Total operating expenses                          4,501          4,570            16,022         19,757
                                                          ------------- --------------  ---------------- --------------

Income (loss) from operations                                    7,219          1,714             9,536         (5,103)
                                                          ------------- --------------  ---------------- --------------

Other income (expense):
            Interest income                                         38             37               160            123
            Gain on investment                                       -              -                 -          1,670
            Interest expense and other                           (121)            (36)             (195)          (114)
                                                          ------------- --------------  ---------------- --------------
               Total other income (expense)                       (83)              1               (35)         1,679
                                                          ------------- --------------  ---------------- --------------

Income (loss) from continuing operations,
  before income taxes                                            7,136          1,715             9,501         (3,424)
(Provision) benefit for income taxes                               (58)           (59)             (126)           177
                                                          ------------- --------------  ---------------- --------------
Income (loss) from continuing operations                         7,078          1,656             9,375         (3,247)

(Loss) income from discontinued operations,
net of income tax (provision) benefit of $15 and
($2) for the three months ended July 31, 2003
and April 30, 2003, respectively and ($21) and
$0 for the year ended July 31, 2003 and July 31,
2002, respectively                                              (1,067)            67               599         (2,601)

Loss on disposal,  net of income tax (provision)
benefit of ($42) and $0 for the three months ended
July 31, 2003 and April 30, 2003, respectively and
($42) and $0 for the year ended July 31, 2003 and
July 31, 2002, respectively                                     (1,954)             -            (1,954)          (255)
                                                          ------------- --------------  ---------------- --------------
(Loss) income from discontinued operations,
net of income taxes                                             (3,021)            67            (1,355)        (2,856)
                                                          ------------- --------------  ---------------- --------------

Net income (loss)                                             $  4,057      $   1,723         $   8,020     $   (6,103)
                                                          ============= ==============  ================ ==============

Basic income (loss) per share:
Income (loss) from continuing operations                      $   0.29      $    0.07         $    0.38     $    (0.13)
                                                          ============= ==============  ================ ==============
Loss from discontinued operations                             $  (0.12)     $       -         $   (0.05)    $    (0.12)
                                                          ============= ==============  ================ ==============
Net income (loss)                                             $   0.17      $    0.07         $    0.33     $    (0.25)
                                                          ============= ==============  ================ ==============
Diluted income (loss) per share:
Income (loss) from continuing operations                      $   0.28      $    0.07         $    0.37     $    (0.13)
                                                          ============= ==============  ================ ==============
Loss from discontinued operations                             $  (0.12)     $       -         $   (0.05)    $    (0.12)
                                                          ============= ==============  ================ ==============
Net income (loss)                                             $   0.16      $    0.07         $    0.32     $    (0.25)
                                                          ============= ==============  ================ ==============

Weighted average shares outstanding:
            Basic                                               24,560         24,629            24,660         24,814
            Diluted                                             25,335         24,715            25,201         24,814


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